SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

July 28, 2003
Date of Report (date of earliest event reported)

SmarTire Systems Inc.
(Exact Name of Registrant as Specified in its Charter)
Yukon	0-24209	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1
(Address of principal executive offices)

(604) 276-9884
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

Pursuant to Rule 135c of the Securities Act of 1933, as amended, a press release with respect to new financing arrangements is appended to this Current Report on Form 8-K as exhibit 99.1.

Convertible Debentures

SmarTire sold to four accredited investors 8% Convertible Debentures in the aggregate principal amount of US$1,700,000 due in three years, and issued share purchase warrants entitling the investors to acquire up to an aggregate of 13,076,922 shares of SmarTire common stock at an exercise price of $0.1771 per share for a term of five years. Under terms of the Convertible Debenture, SmarTire agreed to file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended within thirty days. SmarTire is obligated to pay certain finders' fees and legal costs in connection with the private placement.

The Convertible Debentures bear interest at the rate of 8% per annum, payable quarterly in cash or, subject to certain limitations, in shares of common stock. Principal and accrued interest under a Convertible Debenture issued may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share

Equity Line of Credit Facility

SmarTire has also arranged for a $15,000,000 equity line of credit facility with an accredited investor. The term of the equity line of credit is 36 months, but may be terminated at any time by mutual agreement between the parties. SmarTire may, in its discretion, draw down amounts under the facility from time to time, subject to various conditions and certain limitations (including the requirement that the underlying shares of common stock issuable to the investor under the facility shall have been registered on an appropriate registration form under the Securities Act of 1933).

SmarTire will receive the proceeds of each draw down under the facility in payment for shares of common stock, issuable to the accredited investor in two tranches for each draw down. The number of shares of SmarTire's common stock so issuable will be determined with reference to a draw down pricing period of 20 consecutive trading days, as specified in the draw down notice, subject to a threshold price to be designated by SmarTire in connection with the draw down as the lowest price at which SmarTire will sell shares of common stock to the investor. In connection with each draw down, the number of shares issuable to the investor pursuant to the first tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of SmarTire's common stock during the first 10-trading days of the draw down pricing period; the number of shares issuable to the investor pursuant to the second tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of common stock during the last 10-trading days of the draw down pricing period.

Draw downs under the equity line of credit facility must be at least six days apart, and each draw down will be limited to the greater of: (a) $300,000 and (b) 12.5% of the average of the daily volume weighted average prices of SmarTire's common stock during the 30-day period preceding the draw down notice, multiplied by the total aggregate trading volume of our common stock during such 30-day period; subject to a minimum draw down amount of $300,000.

The investor has been granted a warrant to purchase up to an additional 1,000,000 shares of common stock of SmarTire at a price of $0.1955 per share exercisable for a period of three years.

A third party accredited investor has been granted, as a placement fee, a warrant to purchase up to 250,000 shares of common stock of SmarTire at a price of $0.1955 per share exercisable for a period of three years. Additional placement fees are payable in respect of each draw down, and SmarTire has agreed to reimburse the sum of

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$17,500 to the investor for legal, escrow and due diligence fees and expenses incurred by the investor in connection with the equity line of credit facility.

There is no assurance that any registration statement in connection with the equity line of credit facility, if filed, will be declared effective by the Securities and Exchange Commission, or that the trading volume of SmarTire's common stock will increase to a level sufficient to enable it to meet the minimum draw down level under the equity line of credit.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1 Press release issued by the Registrant on July 28, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTIRE SYSTEMS INC.

By /s/ Jeff Finkelstein
Jeff Finkelstein, C.A.
Chief Financial Officer

Dated: August 6, 2003

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NEWS RELEASE - July 28, 2003
Email: investor_relations@smartire.com
Contact: Judy Leclercq
1.800.982.2001

SmarTire Announces Two New Financings

Additional funding totaling $16.7M enables Company to pursue significant opportunities worldwide

RICHMOND, BRITISH COLUMBIA, CANADA: July 28, 2003 - SmarTire Systems Inc. (SMTR: OTCBB) announces that it has closed two financings representing $16.7 million. The financings include a $1.7 million debenture convertible into shares and warrants and a $15.0 million equity line of credit. Terms of these financings will be released in the Company's 8-K filing. The equity line of credit will be accessed if necessary and may complement possible future fundings such as additional equity or debt financings. No additional financing is currently contemplated by the Company.

Proceeds from the completed financings will be used to retire debt, purchase inventory, fund ongoing operations, and satisfy current and projected product demand. The Company's investment banker introduced SmarTire to the investors and arranged for the financing. This latest round brings to date $19.85 million in total financings arranged by its investment banker.

Robert Rudman, President and CEO of SmarTire stated, "The Company arranged this equity line of credit to assure its partners, suppliers and potential customers that SmarTire has the financial resources necessary to deliver on current and future orders."

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the transportation industry worldwide. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

Jeff Finkelstein, C.A.

Jeff Finkelstein, C.A.
Chief Financial Officer

Safe Harbor Statement.

This news release includes statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Readers should refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.

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